Exhibit 2.2.2

SECOND AMENDMENT TO

MEMBER INTEREST PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO MEMBER INTEREST PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into this 21st day of May, 2010, by and between iSTAR HARBORSIDE LLC, a Delaware limited liability company (“Seller”), and TRT ACQUISITIONS LLC, a Delaware limited liability company (“Purchaser”).

R E C I T A L S:

A. Seller and Purchaser have heretofore entered into that certain Member Interest Purchase and Sale Agreement, dated as of May 3, 2010, relating to the sale and purchase of 100% of the membership interests in American Financial Exchange L.L.C, as amended by that certain First Amendment to Member Interest Purchase and Sale Agreement, dated as of May 11, 2010 (as amended, the “Agreement”). All defined terms in the Agreement are used herein with the same meanings those terms have in the Agreement.

B. Seller and Purchaser desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of these premises, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

AGREEMENT:

1. Recitals. The recitals set forth above are hereby incorporated herein.

2. Closing Date. Section 1.1.11 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.1.11 “Closing Date”: June 24, 2010, or such earlier date as may be agreed to in writing by Purchaser and Seller.”

3. Portfolio Purchase and Sale Agreement. Section 1.1.18 of the Agreement is hereby amended and restated in its entirety as follows:

“1.1.18 “Portfolio Purchase and Sale Agreement”: That certain Purchase and Sale Agreement between Purchaser and certain sellers a party thereto (individually or collectively as the context requires, “Portfolio Seller”), dated as of May 3, 2010, as amended by that certain First Amendment to Purchase and Sale Agreement, dated as of May 11, 2010, and as further amended by that certain Second Amendment to Purchase and Sale Agreement, dated as of May 21, 2010.”

4. Inspection Period. The parties agree that this Amendment constitutes the Due Diligence Waiver Notice contemplated by Section 4.3.1 of the Agreement.

5. Financing Commitment. Section 4.3.2 of the Agreement is hereby amended and restated in its entirety as follows:

“4.3.2 Upon Purchaser’s receipt of a letter or application (the “Harborside Term Sheet”) from New York Life Investment Management LLC (“Harborside Lender”) to Purchaser’s consultant, pursuant to which Harborside Lender would lend to Purchaser $125,000,000.00, secured by the Real Property, Purchaser shall deliver a copy of such Harborside Term Sheet to Seller.”

6. Title Requirements. The Title Company has provided a letter to Purchaser dated May 21, 2010, pursuant to which the Title Company has agreed to issue the Title Policy in the form of the “Pro Forma Policy” (as defined therein), a copy of which is attached hereto as Exhibit J (the “FATCO Letter”). Notwithstanding anything to the contrary set forth in Section 5.3 of the Agreement, Seller hereby agrees to satisfy all of the “Seller Delivery Requirements” set forth in Section 1 of Exhibit B to the FATCO Letter and its portion of the “Joint Delivery Requirements” set forth in Section 3 of Exhibit B to the FACTO Letter on or before the Closing Date. The definition of “Permitted Exceptions” in the last sentence of Section 5.3 is hereby amended and restated as follows:

“The term “Permitted Exceptions” shall mean the exceptions to title set forth in the Pro Forma Policy as updated by the Title Company as a result of (i) any actions taken by Seller which are expressly permitted by the terms of this Agreement or (ii) any acts or failure to act taken by Purchaser.”

7. Casualty. The last sentence of Section 6.2 of the Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding anything contained herein to the contrary, if a Casualty shall occur to the Real Property or Improvements and, as a result of such Casualty, Harborside Lender will not close the Harborside Loan, then this Agreement shall automatically terminate, in which case Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with the fourth sentence of Section 3.4 hereof and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.”

8. Condemnation. The last sentence of Section 6.3 of the Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding anything contained herein to the contrary, if a Condemnation shall occur to the Real Property and, as a result of such Condemnation, Harborside Lender will not close the Harborside Loan, then this Agreement shall automatically terminate, in which case Escrow Agent shall immediately direct any Earnest Money previously deposited by Purchaser with Escrow Agent in accordance with the fourth sentence of Section 3.4 hereof and thereafter the parties hereto shall have no further right or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.”

9. SNDAs. The first sentence of Section 6.4.3 of the Agreement is hereby amended and restated in its entirety as follows:

“If requested by Harborside Lender, or if required pursuant to the terms of the Schwab Lease, Seller shall promptly after such request send to Schwab a request for a subordination, non-disturbance and attornment agreement in a form approved by Harborside Lender or required by the Schwab Lease (the “SNDA”).”

10. Conditions to Purchaser’s Obligations to Close.

(a) Section 7.2.2(6) of the Agreement is hereby amended and restated in its entirety as follows:

“(6) Closing of Harborside Loan. The closing of the Harborside Loan simultaneously with the Closing (unless the Harborside Loan fails to close as a result of (x) Purchaser’s uncured default under the Harborside Term Sheet, (y) the failure of one or more conditions to close the Harborside Loan which are within Purchaser’s reasonable control to satisfy or (z) Purchaser’s failure to accept documentation for the Harborside Loan that is commercially reasonable for such transactions), shall be a condition to Purchaser’s obligation to close hereunder;”

(b) Section 7.2.2(8) of the Agreement is hereby amended by adding the following after the word “Policy” in the third line:

“((in the form of the Pro Forma Policy as updated by the Title Company as a result of (i) any actions taken by Seller which are expressly permitted by the terms of this Agreement or (ii) any acts or failure to act taken by Purchaser). Notwithstanding the foregoing, Purchaser and Seller agree that in no event shall the Title Company’s failure to deliver the Title Policy in the form of the Pro Forma Policy be a failure of a condition to Purchaser’s obligation to Close if such failure to issue the Title Policy in the form of the Pro Forma Policy results from the Title Company not receiving such documents and/or instruments, which are (i) required by the Title Company to issue the Title Policy in the form of the Pro Forma Policy and (ii) not required to be obtained and delivered by Seller to Purchaser, the Title Company or otherwise pursuant to the terms of this Agreement.)”

(b) Section 7.2.2 of the Agreement is hereby amended by adding the following at the end thereof:

“(12) Resignations. It shall be a condition to Purchaser’s obligation to close hereunder that Seller shall have delivered duly executed resignations of all officers, directors and managers of AFE and the Subsidiaries (the “Resignations”), effective as of immediately after the Closing.”

11. Seller’s Deliveries in Escrow. Section 7.3 of the Agreement is hereby amended by adding the following at the end thereof:

“7.3.14 Resignations. The executed Resignations.”

12. Settlement Agreement. Section 8.1.3 of the Agreement is hereby amended and restated in its entirety as follows:

“8.1.3 Purchaser and Seller shall reasonably cooperate to file all tax returns of AFE and the Subsidiaries in respect of the tax year in which the Closing shall occur. Seller shall not take any action to apply for the reduction or review of the assessed valuation of the Real Property and Improvements (a “Tax Proceeding”) under the Financial Agreement, for the fiscal year in which Closing occurs, it being understood and agreed that the pending settlement discussions relating to the pending audit of the Financial Agreement are expressly excluded herefrom and after the Effective Date through and after the Closing, Seller, AFE and the Subsidiaries (to the extent applicable) shall not enter into a settlement agreement with respect to the pending audit of the Financial Agreement without Purchaser’s prior consent (not to be unreasonably withheld, conditioned or delayed); provided, however, Seller, AFE and the Subsidiaries may enter a settlement agreement with respect to the pending audit of the Financial Agreement at any time without Purchaser’s prior consent if (i) Schwab consents to the terms of such settlement agreement, (ii) Schwab agrees to be liable for any payments thereunder, (iii) Seller has provided prior notice thereof to Purchaser and (iv) the material terms of such settlement agreement are limited to: agreement to increase annual PILOT payments up to $150,000.00 starting in Jersey City’s current fiscal year with a one-time additional payment up to $150,000.00 on account of past due amounts claimed by the City of Jersey City, New Jersey and such settlement agreement releases all parties to the Financial Agreement and the Contracting Agreement from the claims covered by such settlement agreement. The settlement agreement referred to in the foregoing proviso, including without limitation, Schwab’s consent and agreement to be liable for any payments thereunder, or any settlement agreement on more favorable terms to PXURA are each referred to herein as the “PILOT Settlement Agreement”. If PXURA and the City of Jersey City, New Jersey have not entered into the PILOT Settlement Agreement on or prior to the Closing Date, then at Closing (A) Escrow Agent shall (x) withhold $500,000.00 from the Purchase Price (the “PILOT Escrow Deposit”) and (y) immediately deposit the PILOT Escrow Deposit in a segregated interest bearing account maintained by Escrow Agent in the name of Purchaser and Seller (the “PILOT Escrow Account”), and (B) simultaneously therewith, Purchaser, Seller and Escrow Agent shall enter into an escrow agreement regarding the PILOT Escrow Deposit and the PILOT Escrow Account based on Escrow Agent’s then standard form escrow agreement with such modifications as are reasonably necessary to reflect the terms of this Section 8.1.3 (the “PILOT Escrow Agreement”). Escrow Agent shall hold the PILOT Escrow Deposit in the PILOT Escrow Account pursuant to the PILOT Escrow Agreement from and after the Closing Date until the earlier of (the “PILOT Escrow Period”) (i) the date on which PXURA and the City of Jersey City, New Jersey enter into the PILOT Settlement Agreement, at which time, Escrow Agent shall immediately disburse the PILOT Escrow Deposit together with all interest accrued thereon to Seller and (ii) 4:00 pm central time on December 31, 2010, at which time, Escrow Agent shall immediately disburse the PILOT Escrow Deposit together with all interest thereon to Purchaser, in which event, Seller shall have no obligation to Purchaser for any payments under the Financial Agreement on account of periods after the Closing Date relating to or arising out of the calculation of the “Total Project Cost” under the Financial Agreement (the “PILOT TPC Matters”). During the PILOT Escrow Period, Seller shall have (1) exclusive control over the form of the PILOT Settlement Agreement and negotiations with the City of Jersey City, New Jersey regarding the substance thereof, subject only to the limitations set forth in this Section 8.1.3 relating to Purchaser’s consent thereto (2) the right to take such legal action against Schwab as necessary, either pursuant to the Schwab Lease or at law or in equity, to enforce Schwab’s obligation pursuant to the Schwab Lease to pay any past or current payments under the Financial Agreement whether pursuant to the PILOT Settlement Agreement or otherwise; provided, however, that Seller shall take no action that would otherwise impair PXLA’s right to collect from Schwab rent and other charges due under the Schwab Lease after the Closing and/or permit Schwab to offset such rent in any way and (3) the right to take any and all actions in furtherance of the foregoing items (1) and (2) (the foregoing items (1), (2) and (3) are referred to herein collectively as “Seller’s PILOT Actions”). Purchaser hereby agrees, subject to the limitations set forth in the preceding sentence (a) that Seller may take Seller’s PILOT Actions either in its own name or in the name of Purchaser, AFE, PXR, PXURA, PXLA or the entity designated by Purchaser to acquire the Membership Interests (“Purchaser’s Designee”), (b) to execute and deliver to Seller such documents or instruments as are necessary to vest in Seller the rights of Purchaser, AFE, PXR, PXURA, PXLA and Purchaser’s Designee to take Seller’s PILOT Actions, including, without limitation, powers of attorney, and (c) to cooperate with Seller, and to cause AFE, PXR, PXURA, PXLA and Purchaser’s Designee to cooperate with Seller, in pursuing Seller’s PILOT Actions. Seller shall keep Purchaser informed of any Seller’s PILOT Actions taken by Seller during the PILOT Escrow Period. This Section 8.1 shall survive the Closing.

Notwithstanding anything to the contrary contained herein, except for PILOT TPC Matters, Seller shall indemnify, defend and hold harmless Purchaser, AFE and the Subsidiaries from and against any claims, demands, losses, liabilities, damages and causes of action arising out of (1) the Financial

Agreement with respect to Seller’s Ownership Period to the extent not recoverable from Schwab under the Schwab Lease after Purchaser has used commercially reasonable efforts to obtain such recovery from Schwab (provided that Purchaser, AFE and the Subsidiaries shall not be obligated to institute a lawsuit or other legal process against Schwab, but upon request by Seller, Purchaser shall (and shall cause AFE and the Subsidiaries to) reasonably cooperate with Seller at Seller’s expense in a lawsuit or other legal process against Schwab instituted by Seller); or (2) Seller’s PILOT Actions that result in defenses, claims, reductions or offsets to rent against PXLA in its capacity as landlord under the Schwab Lease. The aforesaid indemnification shall survive the Closing.”

13. Purchaser Representations.

(a) Purchaser hereby confirms that Purchaser has obtained the approval and authorization of its board of directors contemplated by Section 9.2.1 of the Agreement.

(b) Section 9.2.7 of the Agreement is hereby amended and restated in its entirety as follows:

9.2.7 Availability of Funds. Subject to obtaining the Harborside Loan as provided in Section 4.3.2, Purchaser currently has available and will at the Closing have available sufficient funds to pay the Purchase Price and to pay any and all other amounts payable by Purchaser pursuant to this Agreement and to effect the transactions contemplated hereby.

14. Entirety and Amendments. Section 12.6 of the Agreement is hereby amended and restated in its entirety as follows:

“12.6 Entirety and Amendments. The exclusivity obligations and covenants set forth in that certain letter of intent dated April 2, 2010 between iStar Financial Inc., on behalf of Seller, and Purchaser are hereby incorporated herein and made a part of this Agreement. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Schedules and Exhibits hereto are incorporated herein by this reference for all purposes. All information disclosed on any one Schedule and not disclosed on the other Schedules shall, to the extent applicable, be deemed to be disclosed on such other Schedules.”

15. Purchaser’s Remedies. Section 10.2 of the Agreement is hereby amended as follows: the clause “$300,000.00” appearing in the fifteenth line thereof is hereby amended by adding the following at the end thereof: “plus such all-in rate lock costs (including, without limitation, swap and credit spreads) as Purchaser may have incurred in connection with the loan contemplated by the Harborside Term Sheet, if any”.

16. Mezzanine Loan. Purchaser hereby acknowledges and agrees that iStar shall no longer have any obligation to provide a Mezzanine Loan with respect to Purchaser’s acquisition of the Membership Interests pursuant to this Agreement. The Agreement is hereby amended by deleting all references to the Mezzanine Loan and iStar’s obligation to provide the Mezzanine Loan with respect to Purchaser’s acquisition of the Membership Interests pursuant to this Agreement.

17. Counterparts; Facsimile. This Amendment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. For purposes of this Amendment, any signature transmitted by facsimile or e-mail (in pdf format) shall be considered to have the same legal and binding effect as any original signature.

18. Ratification. The Agreement, as amended hereby, remains in full force and effect and is hereby ratified and confirmed.

[Signature page follows]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Amendment as of the date set forth above.

SELLER:

iSTAR HARBORSIDE LLC, a Delaware limited liability company

By:	iStar Harborside Member LLC, a Delaware limited liability company, its Managing Member

	By:	/s/ SAMANTHA GARBUS
	Name:	Samantha Garbus
	Title:	Senior Vice President

PURCHASER:

TRT ACQUISITIONS LLC, a Delaware limited liability company

By:	DCTRT Real Estate Holdco LLC, its Sole Member

	By:	Dividend Capital Total Realty Trust Inc., its General Partner

		By:	/s/ GREG MORAN
		Name:	Greg Moran
		Title:	SVP

AGREED TO:

iSTAR FINANCIAL INC., a Maryland corporation

By:	/s/ SAMANTHA GARBUS
Name:	Samantha Garbus
Title:	Senior Vice President

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Amendment in order to confirm that Escrow Agent shall hold the Earnest Money required to be deposited pursuant to the Agreement, as amended by this Amendment, and the interest earn thereon, pursuant to the provisions of the Agreement, as amended by this Amendment.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:
Date: